Exhibit (12)

                        Drinker Biddle & Reath LLP
                One Logan Square, 18th and Cherry Streets
                         Philadelphia, PA 19103-6996
                           Phone: (215) 988-2700
                          Facsimile: (215) 988-2757
                           www.drinkerbiddle.com

					August 17, 2007

First Pacific Mutual Fund, Inc.
2756 Woodlawn Drive, #6-201
Honolulu, Hawaii 96822-1856

Ladies and Gentlemen:

		We have acted as counsel to the First Pacific Mutual Fund, Inc., a Maryland corporation ("First Pacific"), in connection with the Plan of Reorganization dated June 12, 2007 (the "Plan") with respect to the Hawaii Intermediate Fund (the "Intermediate Fund") and the Hawaii Municipal Fund (the "Municipal Fund"), which provides for the transfer of all the assets of the Intermediate Fund to the Municipal Fund, in exchange solely for shares of the Municipal Fund and its assumption of the Intermediate Fund's liabilities, followed by the distribution by the Intermediate Fund to its shareholders of
those Municipal Fund shares (collectively, the "Reorganization").   You have
asked for our opinion on certain Federal income tax consequences of the Reorganization. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

		For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

      (i)	The Reorganization will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of First Pacific to which this opinion is filed as an exhibit (the "Registration Statement"), including the combined Proxy Statement/Prospectus contained therein (the "Proxy-Prospectus");

      (ii)	The representations contained in the letter of representation from
First Pacific to us, dated as of this date, are true and complete; and

      (iii)	The Intermediate Fund and the Municipal Fund will qualify as regulated investment companies under section 851 of the Internal Revenue Code of 1986, as amended (the "Code") for their current taxable years.

		On the basis of the foregoing, and subject to the conditions and limitations set forth below, it is our opinion that:

(1)	the Reorganization will constitute a "reorganization" within the meaning
	of section 368(a)(1)(C) or (D) of the Code, and the Intermediate Fund and the Municipal Fund will each be a "party to a reorganization" within the meaning of section 368(b) of the Code;

(2)	the Intermediate Fund will recognize no gain or loss (a) upon the transfer
	of its assets to the Municipal Fund in exchange for Municipal Fund shares and the assumption of the liabilities of the Intermediate Fund or (b) upon the distribution of those shares to the shareholders of the Intermediate Fund;

(3)	the Municipal Fund will recognize no gain or loss upon the receipt of the
	assets of the Intermediate Fund in exchange for shares of the Municipal Fund and the assumption of the liabilities of the Intermediate Fund;

(4)	the tax basis in the hands of the Municipal Fund of each asset of the
	Intermediate Fund acquired in the Reorganization will be the same as the basis of that asset in the hands of the Intermediate Fund immediately before the transfer;

(5)	the holding period in the hands of the Municipal Fund of each asset of the
	Intermediate Fund acquired in the Reorganization will include the period during which that asset was held by the Intermediate Fund;

(6)	the shareholders of the Intermediate Fund will recognize no gain or loss
	upon their receipt of shares of the Municipal Fund;

(7)	the aggregate tax basis of the Municipal Fund shares received by each
	shareholder of the Intermediate Fund will equal the aggregate tax basis of the Intermediate Fund shares surrendered by that shareholder in the Reorganization;

(8)	the holding periods of the Municipal Fund shares received by each
	shareholder of the Intermediate Fund will include the holding periods of the Intermediate Fund shares surrendered by that shareholder in the Reorganization, provided that the Intermediate Fund shares are held by that shareholder as capital assets on the date of the Reorganization; and

(9)	the Municipal Fund will succeed to and take into account the tax
	attributes of the Intermediate Fund described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations under those sections.

		This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations under it, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal income tax laws and the interpretation of them can have retroactive effect.

		We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement, to the discussion of our opinion under the heading
"PROPOSAL 2: APPROVAL OF THE PLAN OF REORGANIZATION - INFORMATION ABOUT
THE REORGANIZATION - Federal Income Tax Consequences" and to the references to us under the headings "PROPOSAL 2: APPROVAL OF THE PLAN OF REORGANIZATION -
SUMMARY - Federal Income Tax Consequences of the Reorganization," "PROPOSAL 2:
APPROVAL OF THE PLAN OF REORGANIZATION - INFORMATION ABOUT THE REORGANIZATION -
Description of the Plan of Reorganization" and "PROPOSAL 2: APPROVAL OF THE
PLAN OF REORGANIZATION - INFORMATION ABOUT THE REORGANIZATION - Federal Income
Tax Consequences" in the Proxy-Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


						Very truly yours,

						/s/ Drinker Biddle & Reath LLP
						DRINKER BIDDLE & REATH LLP